Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of (1) our reports dated February 25, 2022, with respect to the consolidated financial statements and financial statement schedule III of Kennedy-Wilson Holdings, Inc., and the effectiveness of internal control over financial reporting, and (2) our report dated March 31, 2022, with respect to the consolidated financial statements of KW-G Multifamily Venture 1, LLC and its subsidiaries, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement.

Los Angeles, California

May 6, 2022